Execution Copy

AGREEMENT

THIS AGREEMENT is effective August 8, 2008, and is made by and among Southern Star Energy, Inc. (together with its subsidiaries and affiliates, the "Company") and Imperial Capital, LLC ("Imperial Capital") for the reasons and on the terms set forth below. For purposes of this Agreement, each of the Company and Imperial Capital shall each be a "Party", and collectively "Parties."

RECITALS

A. The Parties entered into a letter agreement dated June 8, 2007, (the "Letter Agreement") under which Imperial Capital agreed, among other things, to act as a financial advisor to the Company. On April 23, 2008, the Parties entered into an addendum agreement (the "Addendum Agreement") which amended certain provisions of the Letter Agreement.

B. On July 11, 2008, the Company entered into an Amended and Restated $25,000,000 Senior First Lien Secured Credit Agreement with Macquarie Bank Limited, in its individual capacity and as Administrative Agent, and certain lenders thereunder, which amended and restated that certain $2,000,000 Senior First Lien Credit Agreement dated May 16, 2008 (collectively referred to as the "Credit Agreement").

C. A dispute has arisen between the Parties regarding the compensation, if any, due to Imperial Capital from the Company under the Letter Agreement and the Addendum Agreement in respect of the Credit Agreement.

D. The Parties wish to resolve all disputes between them including, but not limited to, the dispute to which Recital C refers, and to terminate certain provisions of the Letter Agreement and the Addendum Agreement effective as of the date of this Agreement.

AGREEMENT

In consideration of the mutual promises and undertakings set forth below, the Parties agree as follows.

1. Compensation To Imperial Capital.

a. Within five days of the date of this Agreement, the Company shall pay to Imperial Capital in cash a fee of $90,000 via wire transfer to an account designated by Imperial Capital. Thereafter, the Company shall pay to Imperial Capital in cash the amount of three percent of the gross proceeds of each funding in excess of the initial $5 million borrowing base which the Company receives under the Credit Agreement until Imperial Capital has received the total fee of $750,000 via wire transfer to an account designated by Imperial Capital, after which the Company shall have no further obligation to pay any fee amount to Imperial Capital.

b. In the event that the Company arranges for any financing (the "Replacement Financing") that replaces, in whole but not in part, the financing provided to the Company pursuant to the Credit Agreement, then within five days of the later of (i) the date the Company has closed one or more fundings under the Replacement Financing, or (ii) the date the

Company has repaid is obligations under the Credit Agreement, the Company shall pay to Imperial Capital in cash a fee equal to $375,000 via wire transfer to an account designated by Imperial Capital, less any amount the Company has paid to Imperial Capital pursuant to paragraph 1.a. of this Agreement, after which the Company shall have no further obligation to pay any fee to Imperial Capital, except as otherwise expressly provided herein.

c. Within five days of the effective date of this Agreement, the Company shall issue to Imperial Capital a warrant to purchase 1,250,000 shares of the common stock of the Company in substantially the form attached hereto as Exhibit A.

2. Termination Of The Letter Agreement And The Addendum Agreement.

As of the effective date of this Agreement, the Letter Agreement and the Addendum Agreement are terminated, and neither the Company nor Imperial Capital shall thereafter have any further obligation of any kind under either the Letter Agreement or the Addendum Agreement, provided however that as a condition to this Agreement the Company shall be (and hereby expressly agrees to continue to remain) bound by and subject to (i) Schedule I of the Letter Agreement and Section 2 thereof (to the extent related to Schedule I thereof); (ii) Section 6 of the Letter Agreement; and (iii) Paragraph 2 of Section 3 of the Letter Agreement (for a period until December 7, 2008) as it relates to the entities listed on Exhibit B hereto and Section 2 of the Letter Agreement (to the extent relating to Section 3 thereof).

3. Release.

Imperial Capital, for itself and for its affiliated, parent, and subsidiary corporations, and their respective predecessors, successors, assigns, agents, employees, shareholders, officers, members, and directors, hereby releases and forever discharges the Company, its affiliated, parent, and subsidiary corporations, and their respective predecessors, successors, assigns, agents, employees, shareholders, officers, members, and directors from any and all claims, liabilities, demands, rights, damages, costs, attorneys' fees (including, but not limited to, any claim of entitlement for attorneys' fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys' fees), expenses, and controversies of every kind and description including, but not limited to, any and all claims, liabilities, demands, rights, damages, costs, attorneys' fees, expenses, and controversies which Imperial Capital has, had, or may have arising out of or relating to the Letter Agreement or the Addendum Agreement, except to the extent such claims, liabilities, demands, rights, damages, costs, attorneys' fees, expenses and controversies of every kind and description relate to, or arise out of any provisions of the Letter Agreement to which the Company agrees to remain bound pursuant to Section 2 hereto (including, without limitation, Schedule I of the Letter Agreement), above.

4. Confidentiality And Non-Disparagement.

a. This Agreement, its existence, its terms, and the existence and content of all discussions regarding this Agreement, including but not limited to the amount of consideration, offers, counteroffers, or other terms or conditions discussed or agreed upon, shall be kept confidential by the Parties. Notwithstanding the foregoing, either Party shall be permitted

to disclose the existence of this Agreement, its terms and the existence of content of all discussions in the event that such disclosure is: (i) approved by the written consent of the other Party, (ii) is required pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by a judicial or governmental order or process; or (iii) is required or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction). In the event that either Party receives any such subpoena, order or request, that Party will (except in connection with examinations by any governmental agency or other regulatory authority, including any self-regulatory organization having or claiming to have jurisdiction) promptly notify the other Party thereof, unless such notification shall be prohibited by applicable law or legal process, so that the other Party may at its election and sole expense seek a protective order or other appropriate remedy.

b. All information and documents provided to Imperial Capital by the Company, whether in connection with the Letter Agreement, Addendum Agreement, or otherwise, shall be treated by Imperial Capital as confidential in accordance with the terms and provisions of the Nondisclosure Agreement executed by the parties on the 14th day of May 2007, which shall remain in full force and effect.

c. Neither Party shall make any negative or disparaging statement about the other Party, and agree that each Party shall not make any statement about or reference to the other Party in any release, communication, or other material without the other Party's prior written consent, which may be given or withheld in the other Party's sole discretion. Notwithstanding the foregoing, Imperial Capital may, subject to review and written consent by the Company, place announcements and tombstone advertisements in financial and other newspapers and journals, at its own expense, describing its services in connection with the Letter Agreement and Amended Agreement.

5. <u>Miscellaneous</u>.

a. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, and no representations, warranties, or other statements or promises have been made by either Party in connection with this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, Imperial Capital and each Indemnified Person (as defined in Schedule I of the Letter Agreement) and their respective permitted successor and assigns, and no other person or persons shall have the right to enforce the provisions hereof.

b. This Agreement may not be amended or modified except by an instrument in writing duly executed by the Parties.

c. This Agreement may not be assigned by either Party without the prior written consent of the other Party.

d. This Agreement shall be construed, interpreted, governed and applied in all respects in accordance with the laws of the state of New York, without giving effect to

principles of conflicts of laws. Any controversy, claim or dispute relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association pursuant to an arbitration conducted in city of New York, state of New York. Any award rendered in such arbitration shall be final and binding upon the Parties, and judgment upon that award may be entered in any Court having jurisdiction thereof.

e. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

Southern Star Energy, Inc.

By: ______________________
President & CEO

Imperial Capital, LLC

By: ______________________

Exhibit A

Exhibit B

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